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                                                                    EXHIBIT (21)


                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

                                                              Name under which
                                          Jurisdiction        such subsidiary
Name of subsidiary                       of Incorporation     does business
------------------                       ----------------     ----------------

Lufkin Industries Canada, Ltd.           Province of Alberta,     Same
                                          Canada

P. T. Lufkin Indonesia                   Republic of Indonesia    Same

Lufkin Industries FSC, Inc.              Barbados                 Same

Lufkin Industries Europe, Bv.            The Netherlands          Same

Lufkin Japan, L. L. C.                   Japan                    Same

Lufkin France                            France                   Same